Exhibit 99.2

Q4-05 Earnings Call

Jane Intro

Thank you Shauna.

Good afternoon. I would like to welcome everyone to SMTC’s fourth quarter earnings call. Joining me today are John Caldwell, President and Chief Executive Officer and Steve Hoffrogge, Senior Vice President Business Development.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

Q4-05 Earnings Call

John

Thank you Jane. Good afternoon everyone.

Our agenda for today’s call is in four parts.

First, we will review with you our results for the fourth quarter and provide some colour on our performance. Second, we will provide a brief overview of our performance for the entire 2005 year. We then discuss the outlook for 2006 and finally, we will open the call for questions.

Now let us look at our fourth quarter performance. First, let me state that our fourth quarter results met internal forecasts and are consistent with the guidance we provided on our third quarter earnings call.

Revenue at $58.1 million was 21% ahead of last year. Net earnings at $1.4 million were $4.6 million higher than our fourth quarter in 2004. After adjusting the quarters for an income tax recovery in 2005 and restructuring and other charges in Q4 2004, pre-tax income was $3.2 million higher. We also generated $7.0 million in positive cash flow from operations in Q4 2005.

What are the underlying reasons for improved earnings performance year over year? First revenue grew by $10 million or 21%. This was the result of a

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combination of organic growth and new customer additions. Of our ten largest customers, seven (7) showed growth Q4 to Q4. Our gross profit was substantially higher because of increased volume, customer mix, and the full effect of 2004 restructuring initiatives on our costs and efficiencies. Quarterly selling, general and administration costs were approximately $700,000 lower than last year. G & A costs were actually 28% lower as selling expenses rose in the quarter to build capability to fuel further growth. The combination of higher revenues, strong margins and tight cost containment resulted in improved profitability. Let me now turn the call over to Jane Todd to discuss the quarterly financial results in more detail.

Jane

Thanks John.

We have had another solid quarter, now three consecutively. Once again we were profitable, delivering on our commitment to achieve bottom line results on a sustained basis and consistent with our guidance. We grew revenue 21% over the same period last year. We generated positive cash and further reduced debt. And again this quarter, we were among the industry leaders for gross margin as well as EBITDA as a percent of sales.

Q4-05 Earnings Call

Let me now compare our Q4 results to Q3 and Q4 of last year for you and I will briefly compare 2005 to 2004 on an annual basis. For the fourth quarter of 2005, the Company reported revenue of $58 million, compared to revenue of $65 million for the third quarter of 2005. As expected, Q4 did not meet the strong revenue performance in Q3, the combined result of some seasonality in certain end customer markets, an increase in customer bill and hold inventory and some reduction in a customer product line that is moving to end of life over the next year. Compared with Q4 last year, the Company grew 21%, the second consecutive quarter of year over year growth since 2000. This year over year growth was driven both by new customer wins and growth with existing customers. In the last half of the year, revenue grew by 16% over the first half of the year and by 13% over the same period last year. For the year, revenue was $229 million compared to $245 million in 2004, but clearly in 2005 the revenue was trending in the right direction. In Q1 of this year, revenue grew 2%, in Q2 revenue grew 16% and in Q3 revenue grew 13%, a solid year.

Revenue distribution for the fourth quarter had the industrial segment representing 55% of revenue, with computing and networking at 27% and communications running at 18%. Our industrial segment strengthened from the previous quarter the result of growth from existing and new customers. Our top ten (10) customers accounted for 84% of the quarter’s total revenue, compared with 81% last quarter.

Q4-05 Earnings Call

Gross margin was $4.9 million holding our margins steady in the quarter at 8.4% compared to 8.5% last quarter despite lower revenues. We continue to perform as one of the industry leaders on margins largely the result of the efficiency of our business model.

In the quarter, selling, general and administrative costs were $2.9 million or 5% of revenue, an improvement over the previous quarter’s costs of $3.7 million or 5.7% of revenue. For the same quarter last year selling, general and administrative costs were $3.6 million or 7.4% of revenue. This improvement is the result of both cost containment and growing revenues.

Let me move now to earnings where we have delivered three consecutive quarters of growth. Net income in Q4 was $1.4 million compared to $800 thousand in the previous quarter. The Company recorded an income tax recovery of $600 thousand in the quarter. Before the tax recovery, net income was at Q3 levels even on lower revenues, reflecting a stronger mix of business.

For those who prefer to track our progress on an EBITDA basis, like earnings, EBITDA has improved each quarter of 2005. For Q4, EBITDA was $3.2 million or

Q4-05 Earnings Call

5.5% of revenue, compared to $3 million in Q3, $2.9 million in Q2 and break-even in Q1. Q4 EBITDA margins at 5.5% are amongst the industry leaders.

On an annual basis, the Company essentially broke even with a modest net loss of $100 thousand compared to $600 thousand in net income for 2004, the result of higher but declining revenue in the first two quarters of 2004.

Let me now turn to working capital. While inventory has improved significantly from levels earlier in the year, we were not able to hold inventory to the levels experienced last quarter as a result of some early vendor shipments and bill and hold inventory. Inventory was $33 million or 57 days compared to $29 million or 45 days for Q3. We continue to target inventory in the 45 to 50 day range.

Accounts receivable was $26.9 million or 42 days, compared to $30.6 million or 43 days in the third quarter of 2005.

Accounts payable was $30.9 million or 53 days, compared to $27.8 million or 43 days in the third quarter of 2005 due to early vendor shipments and a typical delay in payments over the holiday period.

Q4-05 Earnings Call

The Company generated cash from operations of $7 million during the fourth quarter of 2005 from income and working capital. This cash was primarily used to reduce debt and capital leases. Of the Company’s $40 million revolving credit facility only $2 million was outstanding at the end of the quarter. Net debt was $28 million. The lowest it has been in over five years.

We have had another strong quarter where we’ve done what we said we would; continue to generate sustained profitability. We are pleased that we are generating better returns for our shareholders and look forward to continued progress.

I will now turn the call over to Steve for his review of business development.

Steve

Thank you Jane and good afternoon everyone.

Let me first start out by saying that 2005 was a good year in Sales and Marketing. The team executed to a well defined plan focused on capitalizing on new customer and current customer program opportunities and building revenue growth momentum throughout the year. We secured a number of new relationships, some of which we have publicly announced, and some which continue to mature in the size of their revenue potential for SMTC and in the

Q4-05 Earnings Call

scope of services that we are providing them. To put this in perspective, our 2005 revenue from new customer wins exceeded our internal target. These new relationships are anticipated to contribute in excess of $30 million dollars of our 2006 revenue. We also broadened our sales team’s geographic coverage, increased the number of sales leads by over 10 fold, and left the year with the healthiest sales funnel the company has seen in a number of years.

By the end of the fourth quarter we had completed a significant portion of the Harris-Leitch transition to our facilities with the program achieving a quarterly revenue run rate supporting our previously announced annualized target revenue level and on pace to exceed this as we entered Q1. Our overall operational performance continues to be strong across our customer base and we enter 2006 well positioned to compete for new customer programs and expanded market share within a number of our current customers.

During the fourth quarter we continued to advance our new customer acquisition efforts. Production activities were initiated on two of the three new customer relationships we referenced during our Q3 call which included our recently announced relationship with Telco Systems. Our Telco Systems relationship represents a solid win in the telecommunication hardware sector. SMTC will provide PCBA manufacturing services through our Toronto facility with enclosure

Q4-05 Earnings Call

fabrication, systems integration and test and potential future configure to order services supported out of our Boston facility.

Contract negotiations continuing during the quarter on the third opportunity I referenced during our Q3 call, which we successfully concluded with a contract signing this month. We look forward to sharing details on these additional wins as we achieve significant revenue levels from these opportunities.

Our Sales Team continued to build our target prospect funnel during the quarter hosting a year high number of site visits and producing a healthy RFQ quote backlog. We expect a number of these opportunities to progress into contract negotiations and close in the next few months.

2005 was a year of significant advancements in SMTC’s Sales and Marketing initiatives. We executed our new go to market strategy, secured a number of new customers and new program wins and achieved an improved the level of overall marketplace awareness of SMTC, our capabilities and our proven track record of contributing to the success of our customer’s businesses. The market opportunities remain strong in the EMS space and there continues to be a healthy level of interest in outsourcing strategies leveraging the strengths of mid tier EMS providers. We carry solid momentum into 2006 on the customer

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acquisition front and I remain confident in the outlook for SMTC in what continues to be a very competitive marketplace.

And now back to John for some additional comments;

John

Thank you Steve.

Let me now provide some perspective on the year 2005 as a whole. Looking at the full year’s results compared with the previous year does not provide an accurate picture of the positive changes in our company. Remember, we entered 2005 following a lengthy period of declining revenue and operating losses. In 2005, we were able to arrest the decline and generate positive momentum through the year.

Although our final results have not yet achieved satisfactory levels, we are making substantial progress. Overall, 2005 was a solid year for SMTC.

This is what we accomplished in 2005:

•	We successfully transformed SMTC from four years of declining revenue and operating losses to growth and sustained profitability.

•	We repositioned SMTC in the marketplace as a credible, mid-tier EMS provider with a solid reputation for excellent operational performance.

•	We posted top quartile industry margins in Q2 through Q4.

Q4-05 Earnings Call

•	We generated positive cash flow from operations to finance capital and debt obligations.

•	We improved working capital management lowering days inventory and receivables by eight (8) and three (3) respectively and extending payables by two (2) days.

•	We changed go-to-market strategy focused on understanding and addressing customer objectives and issues and bringing a professional approach to new customer acquisition initiatives.

•	We successfully transitioned all sites to specific mandates to focus on strengths and optimize cost and capacity utilization.

•	We filled out the executive organization with the appointments of Senior Vice President, Manufacturing and Engineering, Vice President Global Procurement, Vice President, Human Resources, and recently added a new Vice President and General Manager for our Enclosures Systems Division.

•	We engaged with Leitch/Harris and Telco Systems as important new customer wins.

•	We successfully ramped production at all sites without quality or delivery disruptions.

Let us now talk about the third section on the agenda – our outlook for 2006.

Q4-05 Earnings Call

You will note in our press release that we are providing directional annual guidance only. Let me explain why. Like other companies, it is difficult to accurately predict quarterly results. In our business, we can and have encountered significant shifts in revenue right at quarter end that arose from:

•	Customers requesting orders be pushed out or pulled in.

•	Material shortages usually arising from customer orders inside lead time that preclude shipments by the end of the quarter.

•	Lack of visibility in end customer demand.

•	Timing of ramp to production for new customers.

As we look at 2006 taken as a whole, we believe it will be a year of further progress. Our sales pipeline continues to expand, and there are numerous opportunities to build more volume with our current customers. We have a cost competitive structure, our operational performance is excellent and capacity utilization strengthening. Finally, our entire organization is driving for improved results. Accordingly, we anticipate higher revenue and earnings for 2006.

We will now open the floor to questions.